Exhibit 4.1

AMENDMENT NO. 2 TO CONVERTIBLE PROMISSORY NOTE

This Amendment No. 2 to Convertible Promissory Note (this “Amendment”), dated as of July 18, 2017, by and between Differential Brands Group Inc., a Delaware corporation (“Company”), and Tengram Capital Fund II, L.P., a Delaware limited partnership (“Holder”), amends that certain Convertible Promissory Note, dated July 18, 2016, as amended on January 18, 2017 (the “Note”), made by Company to Holder. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Note.

WHEREAS, pursuant to that certain Amendment No. 1 to Convertible Promissory Note, dated as of January 18, 2017, Company and Holder agreed to extend the Maturity Date of the Note from January 18, 2017 to July 18, 2017; and

WHEREAS, Company has requested to extend the Maturity Date of the Note from July 18, 2017 until January 18, 2018, and Holder has agreed to accept such extension.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment. Section 1 of the Note is hereby deleted in its entirety and replaced with the following: “1. Maturity. To the extent not previously converted into newly issued shares of the Company’s Class A-1 Preferred Stock (“Class A-1 Preferred Shares”) in accordance with Section 3 below, subject to the provisions of Section 7 below, the Company shall repay the entire unpaid principal outstanding balance together with all accrued and unpaid interest thereon on January 18, 2018 (the “Maturity Date”).”

2. Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Note not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The provisions and agreements set forth herein shall not establish a custom or course of dealing or conduct between Company and Holder. The Note, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

3. References to the Note. After giving effect to this Amendment, unless the context otherwise requires, each reference in the Note to “this Note”, “hereof”, “hereunder”, “herein” or words of like import referring to the Note shall refer to the Note as amended by this Amendment; provided, that references in the Note to “as of the date hereof”, “as of the date of this Note” or words of like import shall continue to refer to July 18, 2016.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts wholly made and performed in the State of New York.

5. No Third-Party Beneficiaries. The Note, as amended by this Amendment, benefits solely the parties to the Note, as amended by this Amendment, and their respective successors and assigns and nothing in the Note, as amended by this Amendment, express or implied, confers on any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of the Note, as amended by this Amendment.

6. Counterparts; Facsimile or .pdf Signature. This Amendment may be executed in two counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto. This Amendment may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Remainder of page left intentionally blank; signature pages follow.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date hereof.

COMPANY

DIFFERENTIAL BRANDS GROUP INC.

By:	/s/ Michael Buckley
Name:	Michael Buckley
Its:	CEO

[Signature Page to Amendment No. 2 to Convertible Promissory Note]

HOLDER

TENGRAM CAPITAL FUND II, L.P.

By:	/s/ Andrew R. Tarshis
Name:	Andrew R. Tarshis
Its:	VP

[Signature Page to Amendment No. 2 to Convertible Promissory Note]